Exhibit (a)(1)(iv)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
and
All Outstanding Shares of Series B Convertible Preferred Stock
of
THERMA-WAVE, INC.
at
$1.65 Net Per Share of Common Stock
and
$1.65 Net Per Share of Common Stock into which each Share of Series B
Convertible Preferred Stock is Convertible at the time of
the Consummation of the Offer
by
FENWAY ACQUISITION CORPORATION
a wholly-owned subsidiary of
KLA-TENCOR CORPORATION

January 18, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Fenway Acquisition Corporation, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of KLA-Tencor Corporation, a Delaware corporation (“Parent”), is making an offer to purchase all the outstanding shares of common stock, par value $0.01 per share (“Common Shares”), of Therma-Wave, Inc., a Delaware corporation (the “Company”), at $1.65 per Common Share, net to the seller in cash without interest, less any required withholding taxes, and all the outstanding shares of Series B Convertible Preferred Stock, par value $0.01 per share (“Preferred Shares”, and together with Common Shares, “Shares”), of the Company at $1.65 per Common Share into which each Preferred Share is convertible at the time of the consummation of the Offer (as defined below), net to the seller in cash without interest, less any required withholding taxes, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase, dated January 18, 2007, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated January 18, 2007;

2. Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Shareholder Services, Inc., the Depositary for the Offer, by the expiration of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. A letter to stockholders of the Company from Boris Lipkin, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9, dated January 18, 2007, which has been filed with the Securities and Exchange Commission and includes the recommendation of the Board of Directors of the Company that stockholders accept the Offer and tender their Shares pursuant to the Offer;

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

7. Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 14, 2007, UNLESS THE OFFER IS EXTENDED.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 Midnight, New York City time, on Wednesday, February 14, 2007.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from the Information Agent at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

D.F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF FENWAY ACQUISITION CORPORATION, KLA-TENCOR CORPORATION, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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